Exhibit No: 23.1

            CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-3/A of MSGI Security Solutions, Inc. and Subsidiaries (formerly Media Services Group, Inc.) of our report dated October 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of MSGI Security Solutions, Inc. to continue as a going concern), appearing in the Annual Report on Form 10-K/A relating to the consolidated financial statements as of June 30, 2004 and 2003 and for the two fiscal years then ended and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Amper, Politziner & Mattia P.C.
------------------------------------
July 19, 2005
Edison, New Jersey